Exhibit 99.1

155 EAST TROPICANA SIGNS AMENDMENT TO ASSET PURCHASE AGREEMENT

Las Vegas, NV — May 9th, 2007 — 155 East Tropicana, LLC (the “Company”) today announced that the Company has amended the asset purchase agreement (the “Agreement”) with Hedwigs Las Vegas Top Tier, LLC (the “Buyer”), an affiliate of the investment group led by NTH Advisory Group, LLC. The Company has also completed other documents related to the asset purchase agreement and the amendment, including a casino lease and escrow agreement.  In connection with the amendment, the Company received from the Buyer a nonrefundable earnest money deposit of $1 million, which will be applied against the purchase price if the transaction closes.

Under the terms of the Agreement, the Buyer has offered to purchase essentially all of the assets of the Company for a purchase price of $95 million in cash, the payment of certain accrued royalties, and the assumption of certain outstanding liabilities of the Company. The Buyer will also be responsible for the Company’s $130 million in principal amount of 8 3/4% Senior Secured Notes due 2012.

Under the terms of the casino lease, upon the closing provided for in the Agreement, the Company, as tenant, will lease from the Buyer, as landlord, the portion of the hotel in which the gaming operations are presently located and will conduct all gaming operations until the earlier of (i) the last day of the month following the month in which the Buyer obtains all applicable gaming approvals necessary to conduct the gaming operations or (ii) June 30, 2008, unless otherwise extended pursuant to the terms of the casino lease. Because the commencement of the casino lease term is contingent upon the closing provided for in the Agreement, there can be no assurance that the casino lease term will ever commence.

Under the terms of the amendment, the requirements under the Agreement that certain additional related agreements be completed no later than May 7, 2007 were amended to reflect that all of the related agreements have been either agreed to and attached to the Agreement as exhibits, such as the casino lease, or will be agreed to in the future if and when required under the terms of the Agreement.

The Agreement provides for a closing by October 31, 2007; but under certain conditions may be closed as late as June 30, 2008. The closing remains subject to the completion of certain conditions described in the Agreement. There can be no assurance that (i) the conditions to closing under the Agreement will ever be satisfied, or (ii) any transaction contemplated under the Agreement will be consummated, or (iii) if a transaction is consummated, that it will be on the same or similar terms as currently provided under the Agreement.

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at the Company’s website, www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Actual events or results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to the uncertainties described above and the risks related to our substantial level of debt and our debt obligations and covenants; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; the Company’s dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; changes in federal or state tax laws; and factors beyond our control. Additional information about factors that could affect the Company’s business is set forth in the Company’s SEC filings.

Contact:

Michael Hessling

(702) 597-6076